Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Strong 4th Quarter and Year, Exceeding Expectations

Volume, Pricing, Operating Profitability and Net Profitability All Up

New York, New York, January 25, 2006… Colgate-Palmolive Company (NYSE:CL) today announced a continuation of the strong momentum that built throughout 2005. All operating divisions experienced volume growth. Sales and unit volume, as reported including divestments, grew 3.5% and 2.5%, respectively. Worldwide sales, excluding divestments, were up 5.5% on unit volume growth of 4.5%, on top of 9.0% volume growth in the year ago quarter. Global pricing rose 2.0%, the largest increase in 21 quarters, and foreign exchange was negative 1.0%.

As previously disclosed and consistent with its focused business strategy, the Company sold its heavy-duty laundry detergent brands in Southeast Asia at the end of the fourth quarter for an after-tax gain of $32.9 million. This gain was more than offset by $41.9 million of after-tax charges associated with the Company’s 2004 Restructuring Program and $10.4 million of incremental income taxes for already disclosed remittances under the American Jobs Creation Act and a one-time, non-cash international postretirement charge.

Fourth quarter 2005 reported net income and diluted earnings per share were $361.2 million and $.65, respectively, including the restructuring charge and other items noted above. Excluding these items, net income for the quarter was $380.6 million and diluted earnings per share for the quarter were $.69, up 14% and 17%, respectively, versus fourth quarter 2004. In fourth quarter 2004, reported net income and diluted earnings per share were $285.7 million and $.50, respectively, and net income and diluted earnings per share excluding restructuring charges were $333.7 million and $.59, respectively.

As reported, gross profit margin in the fourth quarter was 54.6%. Excluding restructuring charges, gross profit margin was 56.0%, an all-time record and a 100 basis point improvement versus the year ago quarter.

Operating profit as reported increased 23% versus fourth quarter 2004. Excluding the restructuring charge and other items noted above, operating profit increased 10% versus fourth quarter 2004. Global advertising supporting Colgate’s brands of $306.4 million was a fourth quarter record level, led by a strong double-digit increase in worldwide media.

The Company’s reported tax rate in fourth quarter 2005 was 33.1%. Consistent with previous guidance, the effective tax rate excluding the restructuring charge and other items noted was 31.1%.

Net cash provided by operations for the year after restructuring spending and tax payments on one-time brand sales, increased to $1,784.4 million, up 2% versus prior year. Year-end working capital improved versus year ago to 1.7% of sales.

Reuben Mark, Chairman and CEO said, “We are delighted to end 2005 with an extension of the excellent bottom line growth momentum we have seen building throughout the year, and which we expect to see continue in 2006.”

Ian Cook, President and COO further commented, “We are especially encouraged by the 2.0% increase in global pricing, led by Latin America, North America and Hill’s, despite challenging competitive environments everywhere.”

Mr. Mark continued, “Colgate’s market shares are strong and getting stronger both here in the U.S. and abroad. In fact, Colgate’s global market share for toothpaste and manual toothbrushes both increased and are at all-time record highs.

“It’s great to see we are back on track with strong gross profit margin increases. The excellent 100 basis point improvement in gross profit margin excluding restructuring charges during the quarter exceeded our expectations, and was the largest quarterly gross profit increase we have seen in three years. This increase combined with a reduction in overhead expenses allowed us to build our overall profitability while still investing in even stronger levels of advertising behind our global brands.

“Looking forward, we expect our growth momentum to continue as we enter 2006. We are confident that, excluding restructuring charges and accounting changes for stock-based compensation, we will generate double-digit earnings per share growth in 2006, beginning in the first quarter.”

For the full year 2005, worldwide sales as reported increased 7.5% to an all-time high including 1.5% foreign exchange and 0.5% positive pricing. Global sales and global unit volume grew 8.5% and 6.5%, respectively, excluding divestments. The June 2004 acquisition of GABA contributed 1.0% to both sales and volume.

As reported, net income and diluted earnings per share for the full year 2005 were $1,351.4 million and $2.43, respectively. As previously disclosed, the Company sold its heavy-duty laundry detergent brands in North America and Southeast Asia during the year for a combined after-tax gain of $93.5 million. This gain was more than offset by $145.1 million of after-tax charges associated with the Company’s previously announced 2004 Restructuring Program, $40.9 million of income taxes for incremental repatriation of foreign earnings related to the American Jobs Creation Act and $22.7 million after-tax of one-time, non-cash postretirement charges. Excluding restructuring charges and other items noted above, net income and diluted earnings per share for full year 2005 increased 7% and 9%, respectively, versus 2004 excluding restructuring charges.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on fourth quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (21% of Company Sales)

Strong growth continued in North America, fueled by new product sales and market share gains. Sales and unit volume in the quarter, excluding divestments, grew 8.5% and 6.0%, respectively, on top of very strong growth in the year ago period. Sales as reported rose only 1.0% during the quarter because of the year-on-year impact of the divestment of Colgate’s U.S. detergent business. Positive foreign exchange added 0.5% while pricing increased 2.0%. This is the fifth consecutive quarter of sequential price improvement in North America. North American operating profit increased 10% as strong volume growth and gross margin improvement more than offset higher advertising spending during the quarter and higher raw and packaging material costs.

Colgate’s U.S. toothpaste leadership market share continued to grow, with its ACNielsen market share reaching 35.3% year to date, up 40 basis points versus the year ago period.

In the U.S., new products are generating strong volume and market share growth. Key categories gaining market share for the year include toothpaste, manual and powered toothbrushes, hand dishwashing liquid, bar soap and fabric conditioners. In Oral Care, Colgate Total toothpaste achieved strong growth on top of a strong performance in the year ago period. Colgate Luminous and Colgate Max Fresh toothpastes and Colgate 360° manual toothbrush also contributed to gains during the quarter. New products contributing to growth in other categories include Ajax Ruby Red Grapefruit and Palmolive Oxy Plus dish liquids, Irish Spring MicroClean bar soap, and Softsoap Kitchen Fresh Hands and Softsoap Shea Butter liquid hand soaps.

Strong new product activity is planned for 2006. New introductions planned for launch during first quarter 2006 include Softsoap Pure Cashmere moisturizing body wash, Palmolive Odor Eliminator dish liquid, Speed Stick deodorant with Irish Spring scents and a relaunch of the entire line of Softsoap body washes with an improved formula and new packaging.

Latin America (24% of Company Sales)

Latin American sales grew 16.5% in the fourth quarter to an all-time record level. Unit volume for the region grew 5.0%, with nearly every country in the region contributing to growth. Sales growth was especially strong in Venezuela, Brazil, Mexico, Dominican Republic, Central America, Colombia and Argentina. Positive foreign exchange added 6.0% and pricing increased 5.5%. Latin American operating profit increased 16%, even after a strong double-digit increase in advertising behind its market leading brands during the quarter.

Colgate continues to build its extremely strong leadership in oral care throughout Latin America with toothpaste market share gains seen in nearly every country in the region, reaching record highs in Chile and Central America. New products contributing to these gains include Colgate Max Fresh and Colgate Sensitive toothpastes and the relaunch of Colgate Total toothpaste with new packaging and strong advertising highlighting the toothpaste’s ability to provide complete 12 hour protection while actively fighting 12 teeth and gum problems. Other new products driving growth in Latin America are Colgate MicroSonic battery-powered toothbrush, Colgate Smiles line of manual toothbrushes for kids, Palmolive Nutri-Milk and Protex Oats bar soaps, and Lady Speed Stick and Speed Stick multiform deodorants.

Europe (23% of Company Sales)

European unit volume grew 2.5% in the fourth quarter, excluding divestments, on top of a very strong performance in the year ago quarter. Strong volume gains in the United Kingdom, Ireland, Denmark, Spain, Russia, Turkey, Ukraine, Romania, Adria, Poland and the Baltic States more than offset challenging economic conditions in Italy, France and Germany. The GABA oral care business continues to perform ahead of expectations, achieving strong unit volume growth and operating profit for the quarter. European sales, excluding divestments, declined 5.5% as the positive unit volume growth was more than offset by 6.5% negative foreign exchange and decreased pricing of 1.5%. As reported,

European sales declined 7.0% and unit volume grew 1.0%. Operating profit for the region decreased 8% versus the all-time record level achieved in the year ago quarter. Virtually all of the decline was due to a 6.5% decrease in European currency value.

Colgate strengthened its oral care leadership in Western Europe with regional market shares in toothpaste and manual toothbrushes both increasing for the year. Successful new products driving these gains include Colgate Sensitive Plus Whitening and Colgate Oxygen toothpastes, Colgate 360° manual toothbrush and Colgate MicroSonic battery-powered toothbrush. Recent innovations contributing to gains in other categories include Palmolive Naturals with Olive Milk and Palmolive Thermal Spa Firming shower gels and Ajax Professional Degreaser spray cleaner.

Throughout Central Europe and Russia, Colgate has continued to expand its leadership of the toothpaste market during the quarter, with its regional market share reaching a record high in the latest period. Record high toothpaste shares were achieved in Russia, Turkey, Poland and Ukraine. Share gains in the region were driven by strong sales of Colgate Total, Colgate Cavity Protection Extra Mint and Colgate Sensitive toothpastes as well as the launch of Colgate Max Fresh toothpaste in both tube and liquid form. Colgate also strengthened its leadership position in manual toothbrushes throughout the region with its regional market share reaching another all-time high during the quarter driven by the success of Colgate 360° manual toothbrush and Colgate Smiles line of manual toothbrushes for kids. New products contributing to growth in other categories include Lady Speed Stick and Speed Stick multiform deodorants and Palmolive Naturals with Olive Milk shower gel and liquid hand soap.

Asia/Africa (18% of Company Sales)

Asia/Africa sales and unit volume grew 5.0% and 6.0%, respectively, on top of strong growth in the year ago quarter. Volume gains were achieved in China, India, Hong Kong, Malaysia, Thailand, Australia, Taiwan, Vietnam and South Africa. Pricing increased 0.5% and foreign exchange was negative 1.5%. Operating profit for the region increased 13% to an all-time record level, even after a record level of advertising behind Colgate brands during the quarter.

Colgate strengthened its oral care leadership in the Asia Pacific region led by toothpaste market share gains in China, India, the Philippines, New Zealand and Australia. Regional toothbrush market shares for the Colgate equity reached a record high during the quarter. Successful new products driving the Oral Care growth include Colgate Max Fresh and Colgate Vitamin C Fresh toothpastes, Colgate 360° manual toothbrush and Colgate MicroSonic battery-powered toothbrush.

New products contributing to growth in other categories throughout the region include Palmolive Aroma Creme shower gel and liquid hand soap, Protex Sun Care bar soap and Palmolive Naturals shampoo and conditioner.

Hill’s (14% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, the world leader in specialty pet food. Unit volume grew 5.0% in the fourth quarter and dollar sales rose 5.0% reflecting 2.5% higher pricing offset by negative foreign exchange of 2.5%. Operating profit increased 5% to an all-time record level during the quarter.

Innovative new products contributing to growth in the U.S. specialty retail channel during the quarter include Science Diet Canine Lamb & Rice Large Breed, Science Diet Canine Small Bites and Science Diet Indoor Cat pet foods. In the U.S. veterinary channel, sales of Prescription Diet Canine j/d, a food clinically proven to improve mobility in dogs with arthritis, continue to exceed expectations.

Internationally, growth was strong led by Australia, Taiwan, South Africa, New Zealand, Spain, Russia, Belgium and Switzerland. New products contributing to growth include Science Diet Canine Senior Large Breed, Prescription Diet Canine j/d, Prescription Diet Canine z/d, Prescription Diet Feline z/d and the relaunch of Prescription Diet Canine d/d with an upgraded formulation.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Ajax, Axion, Soupline, Suavitel, and Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

The Company’s annual meeting of shareholders is currently scheduled for Thursday, May 4, 2006.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2004) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate’s condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Gross profit margin, operating profit, effective tax rate, net income, and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items, which are composed of charges related to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by 2008 (the “2004 Restructuring Program”) as well as three “Other Items,” as explained below. The restructuring charges, which are reported in the corporate segment, include separation-related costs, incremental depreciation and asset write-downs and other costs related to the implementation of the 2004 Restructuring Program. Other Items, which pertain to 2005, is comprised of gains on the sale of the Company’s heavy-duty laundry detergent businesses in North America and Southeast Asia, incremental income taxes for the previously disclosed remittances under the American Jobs Creation Act and charges associated with certain pension and other postretirement obligations in accordance with Statement of Financial Accounting Standards (SFAS) No. 88, “Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. The amount of each such Other Item is set forth in the table entitled “Supplemental Consolidated Income Statement Information — Components of 2004 Restructuring Program and Other Items” included with this release. In light of their nature and magnitude, the Company believes the above items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program and Other Items” for the three months ended December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales and volume growth from ongoing operations. See “Geographic Sales Analysis, Percentage Changes – Fourth Quarter and Full Year 2005 vs. 2004” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for fourth quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Three Months Ended December 31, 2005 and 2004

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2005			2004
	As Reported	Restructuring & Other (a)	Excluding Restructuring & Other	As Reported	Restructuring	Excluding Restructuring
Net sales	$2,904.6	$—	$2,904.6	$2,803.3	$—	$2,803.3
Cost of sales	1,319.9	40.7	1,279.2	1,266.2	3.4	1,262.8
Gross profit	1,584.7	(40.7)	1,625.4	1,537.1	(3.4)	1,540.5
Gross profit margin	54.6%		56.0%	54.8%		55.0%
Selling, general and administrative expenses	1,010.3	1.3	1,009.0	1,003.1	—	1,003.1
Other (income) expense, net	(2.6)	(30.3)	27.7	65.7	65.3	0.4
Operating profit	577.0	(11.7)	588.7	468.3	(68.7)	537.0
Operating profit margin	19.9%		20.3%	16.7%		19.2%
Interest expense, net	36.7	—	36.7	32.0	—	32.0
Income before income taxes	540.3	(11.7)	552.0	436.3	(68.7)	505.0
Provision for income taxes	179.1	7.7	171.4	150.6	(20.7)	171.3
Effective tax rate	33.1%		31.1%	34.5%		33.9%
Net income	361.2	(19.4)	380.6	285.7	(48.0)	333.7

Earnings per common share
Basic	$0.68	$(0.04)	$0.72	$0.53	$(0.09)	$0.62
Diluted	$0.65	$(0.04)	$0.69	$0.50	$(0.09)	$0.59

Average common shares outstanding
Basic	517.2	517.2	517.2	528.5	528.5	528.5
Diluted	552.8	552.8	552.8	565.9	565.9	565.9

(a)	See Supplemental Consolidated Income Statement Information - Components of 2004 Restructuring Program and Other Items for details.

Table 2

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Years Ended December 31, 2005 and 2004

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2005			2004
	As Reported	Restructuring & Other (a)	Excluding Restructuring & Other	As Reported	Restructuring	Excluding Restructuring
Net sales	$11,396.9	$—	$11,396.9	$10,584.2	$—	$10,584.2
Cost of sales	5,191.9	100.2	5,091.7	4,747.2	3.4	4,743.8
Gross profit	6,205.0	(100.2)	6,305.2	5,837.0	(3.4)	5,840.4
Gross profit margin	54.4%		55.3%	55.1%		55.2%
Selling, general and administrative expenses	3,920.8	1.8	3,919.0	3,624.6	—	3,624.6
Other (income) expense, net	69.2	(33.1)	102.3	90.3	65.3	25.0
Operating profit	2,215.0	(68.9)	2,283.9	2,122.1	(68.7)	2,190.8
Operating profit margin	19.4%		20.0%	20.0%		20.7%
Interest expense, net	136.0	—	136.0	119.7	—	119.7
Income before income taxes	2,079.0	(68.9)	2,147.9	2,002.4	(68.7)	2,071.1
Provision for income taxes	727.6	46.3	681.3	675.3	(20.7)	696.0
Effective tax rate	35.0%		31.7%	33.7%		33.6%
Net income	1,351.4	(115.2)	1,466.6	1,327.1	(48.0)	1,375.1

Earnings per common share
Basic	$2.54	$(0.22)	$2.76	$2.45	$(0.09)	$2.54
Diluted	$2.43	$(0.21)	$2.64	$2.33	$(0.09)	$2.42

Average common shares outstanding
Basic	520.5	520.5	520.5	530.9	530.9	530.9
Diluted	556.5	556.5	556.5	569.3	569.3	569.3

(a)	See Supplemental Consolidated Income Statement Information - Components of 2004 Restructuring Program and Other Items for details.

Table 3

Colgate-Palmolive Company

Supplemental Consolidated Income Statement Information

Components of 2004 Restructuring Program and Other Items

(Dollars in Millions) (Unaudited)

	Three Months Ended December 31, 2005
	2004 Restructuring Program	Gain on Detergent Sales	Postretirement Charges	Tax on Incremental Remittances (AJCA)	Total Restructuring & Other
Net sales	$—	$—	$—	$—	$—
Cost of sales	40.7	—	—	—	40.7
Gross profit	(40.7)	—	—	—	(40.7)
Selling, general and administrative expenses	1.3	—	—	—	1.3
Other (income) expense, net	15.3	(54.8)	9.2	—	(30.3)
Operating profit	(57.3)	54.8	(9.2)	—	(11.7)
Interest expense, net	—	—	—	—	—
Income before income taxes	(57.3)	54.8	(9.2)	—	(11.7)
Provision for income taxes	(15.4)	21.9	(3.2)	4.4	7.7
Net income	(41.9)	32.9	(6.0)	(4.4)	(19.4)

	Year Ended December 31, 2005
	2004 Restructuring Program	Gain on Detergent Sales	Postretirement Charges	Tax on Incremental Remittances (AJCA)	Total Restructuring & Other
Net sales	$—	$—	$—	$—	$—
Cost of sales	100.2	—	—	—	100.2
Gross profit	(100.2)	—	—	—	(100.2)
Selling, general and administrative expenses	1.8	—	—	—	1.8
Other (income) expense, net	80.8	(147.9)	34.0	—	(33.1)
Operating profit	(182.8)	147.9	(34.0)	—	(68.9)
Interest expense, net	—	—	—	—	—
Income before income taxes	(182.8)	147.9	(34.0)	—	(68.9)
Provision for income taxes	(37.7)	54.4	(11.3)	40.9	46.3
Net income	(145.1)	93.5	(22.7)	(40.9)	(115.2)

Table 4

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of December 31, 2005 and 2004

(Dollars in Millions) (Unaudited)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$340.7	$319.6
Receivables, net	1,309.4	1,319.9
Inventories	855.8	845.5
Other current assets	251.2	254.9
Property, plant and equipment, net	2,544.1	2,647.7
Other assets, including goodwill and intangibles	3,205.9	3,285.3

Total assets	$8,507.1	$8,672.9

Total debt	3,446.2	3,675.1
Other current liabilities	2,214.8	2,145.1
Other non-current liabilities	1,496.0	1,607.3
Total shareholders’ equity	1,350.1	1,245.4

Total liabilities and shareholders’ equity	$8,507.1	$8,672.9

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,095.2	$3,338.2
Working capital % of sales	1.7%	2.4%

*	Marketable securities of $10.3 and $17.3 as of December 31, 2005 and 2004, respectively, are included in Other current assets.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005 and 2004

(Dollars in Millions) (Unaudited)

	2005	2004
Operating Activities
Net income	$1,351.4	$1,327.1
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	111.6	38.3
Depreciation and amortization	329.3	327.8
Gain before tax on sale of non-core product lines	(147.9)	(26.7)
Deferred income taxes	30.8	57.7
Cash effects of changes in:
Receivables	(24.1)	(5.6)
Inventories	(46.8)	(76.1)
Accounts payable and other accruals	193.8	109.4
Other non-current assets and liabilities	(13.7)	2.4

Net cash provided by operations	1,784.4	1,754.3

Investing Activities
Capital expenditures	(389.2)	(348.1)
Payment for acquisitions, net of cash acquired	(38.5)	(800.7)
Sale of non-core product lines	215.6	37.0
Other	(8.6)	21.4

Net cash used in investing activities	(220.7)	(1,090.4)

Financing Activities
Principal payments on debt	(2,100.3)	(753.9)
Proceeds from issuance of debt	2,021.9	1,246.5
Payments to outside investors	(89.7)	—
Dividends paid	(607.2)	(536.2)
Purchases of treasury shares	(796.2)	(637.9)
Proceeds from exercise of stock options	47.1	70.4

Net cash used in financing activities	(1,524.4)	(611.1)

Effect of exchange rate changes on cash and cash equivalents	(18.2)	1.5

Net increase in Cash and cash equivalents	21.1	54.3
Cash and cash equivalents at beginning of period	319.6	265.3

Cash and cash equivalents at end of period	$340.7	$319.6

Supplemental Cash Flow Information
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,784.4	$1,754.3
Less: Capital expenditures	(389.2)	(348.1)

Free cash flow before dividends	$1,395.2	$1,406.2

Income taxes paid	$597.8	$593.8

Table 6

Colgate-Palmolive Company- Segment Information

For the Three Months and Years Ended December 31, 2005 and 2004

(Dollars in Millions) (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Net Sales
Oral, Personal and Home Care
North America	$614.6	$608.0	$2,509.8	$2,378.7
Latin America	714.9	613.4	2,623.8	2,266.0
Europe	655.1	706.2	2,739.4	2,621.3
Asia/Africa	509.0	484.1	2,003.7	1,885.1

Total Oral, Personal and Home Care	$2,493.6	$2,411.7	$9,876.7	$9,151.1

Pet Nutrition	411.0	391.6	1,520.2	1,433.1

Total Net Sales	$2,904.6	$2,803.3	$11,396.9	$10,584.2

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Operating Profit
Oral, Personal and Home Care
North America	$133.0	$121.1	$545.7	$530.1
Latin America	183.7	157.8	698.0	627.7
Europe	132.4	143.2	547.3	539.0
Asia/Africa	85.1	75.0	318.0	310.1

Total Oral, Personal and Home Care	534.2	497.1	2,109.0	2,006.9

Pet Nutrition	113.1	108.1	412.8	389.7
Corporate	(70.3)	(136.9)	(306.8)	(274.5)

Total Operating Profit	$577.0	$468.3	$2,215.0	$2,122.1

The Company evaluates segment performance based on several factors, including Operating Profit. The Company uses operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, restructuring and related implementation costs, and gains and losses on sales of non-strategic brands and assets.

Corporate operating expenses for the three and twelve months ended December 31, 2005 include $57.3 and $182.8 of charges related to the Company’s 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the three and twelve months ended December 31, 2005 were reduced by $54.8 and $147.9 of gains related to the sales of the Company’s detergent brands in North America and Southeast Asia, respectively, and the twelve months ended December 31, 2005 were increased by FAS 88 pension charges of $24.8. Latin American operating profit for the three and twelve months ended December 31, 2005 were reduced by a one-time charge of $9.2 associated with a postretirement obligation.

Corporate operating expenses for the three and twelve months ended December 31, 2004 include $68.7 of charges related to the Company’s 2004 Restructuring Program. Additionally, the twelve months ended December 31, 2004 were reduced by a gain of $26.7 related to the sale of the Company’s detergent businesses in Ecuador and Peru.

Table 7

Colgate-Palmolive Company- Geographic Sales Analysis

Percentage Changes - Fourth Quarter and Full Year 2005 vs 2004

December 31, 2005

(Unaudited)

			COMPONENTS OF SALES CHANGE FOURTH QUARTER					COMPONENTS OF SALES CHANGE TWELVE MONTHS
Region	4th Quarter Sales Change As Reported	4th Quarter Sales Change Ex-Divestment	Ex-Divested Volume	Pricing, Coupons, Consumer & Trade Incentives	Exchange	12 Months Sales Change As Reported	12 Months Sales Change Ex-Divestment	Ex-Divested Volume	Pricing, Coupons, Consumer & Trade Incentives	Exchange
Total Company	3.5%	5.5%	4.5%	2.0%	-1.0%	7.5%	8.5%	6.5%	0.5%	1.5%
Europe	-7.0%	-5.5%	2.5%	-1.5%	-6.5%	4.5%	5.0%	6.5%	-2.0%	0.5%
Latin America	16.5%	16.5%	5.0%	5.5%	6.0%	16.0%	16.5%	7.5%	4.0%	5.0%
Asia/Africa	5.0%	5.0%	6.0%	0.5%	-1.5%	6.5%	6.5%	6.0%	-1.0%	1.5%
Total International	4.0%	5.0%	4.5%	1.5%	-1.0%	9.0%	9.0%	6.5%	0.5%	2.0%
North America	1.0%	8.5%	6.0%	2.0%	0.5%	5.5%	8.0%	6.5%	0.5%	1.0%
Total CP Products	3.5%	5.5%	4.5%	1.5%	-0.5%	8.0%	9.0%	6.5%	0.5%	2.0%
Hill’s	5.0%	5.0%	5.0%	2.5%	-2.5%	6.0%	6.0%	4.0%	1.5%	0.5%

NOTE:

The June 2004 acquisition of GABA had a 1.0% and 4.0% positive impact on the twelve months sales growth for Total Company and Europe, respectively.